Rule 424(b)(2)
                                        Registration No. 33-56615
                                        NASD File No: 941128001

PRICING SUPPLEMENT NO. 145
Dated January 5, 1996 to Prospectus
Supplement dated January 26, 1995
and Prospectus dated January 26, 1995

                   LEHMAN BROTHERS HOLDINGS INC.
                    Medium-Term Notes, Series E
                                        (Fixed Rate)

Due from Nine Months to 30 Years from Date of Issue

Pricing to Public:  100%

Agent's Commission: .50%

Original Issue Date: 1/26/96

Interest Rate Per Annum:  7.10%

Interest Payment Dates: January 26th, July 26th and at Maturity

Maturity Date:  1/26/11 (1)

1) Call Feature: The Company has the right to call the Notes at par on or after 1/26/01 on interest payment dates. Call notice is ten calendar days.

These Notes, issued under Pricing Supplement No. 145, may be sold in minimum denominations of $1,000, or any amount in excess thereof which is an integral multiple of $1,000.

The aggregate principal amount of this offering is $10,000,000 and relates only to Pricing Supplement No. 145. Medium-Term Notes, Series E may be issued by the Company in an aggregate principal amount of up to $5,267,500,000 and, to date, including this offering, an aggregate of $4,891,400,000 Medium-Term Notes, Series E has been issued and $2,703,365,000 are outstanding.
The Agent has purchased the Notes as principal in this transaction and may resell any of such Notes to another broker/dealer (acting as principal for the purposes of resale) at a discount, which may vary from the discount received by the Agent in such transaction.